Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-3 filed by Monmouth Real Estate Investment Corporation (the Company) on September 1, 2009, including the Preliminary Prospectus dated September 1, 2009, for the registration of shares of Series A Cumulative Redeemable Preferred Stock, Common Stock and Debt Securities and in the Registration Statement on Form S-8, pertaining to the Monmouth Real Estate Investment Corporation 2007 Stock Option Plan filed on October 24, 2007, of our report dated December 12, 2007, except for Note 7 as to which the date is December 9, 2009, with respect to the consolidated balance sheet (not presented) of Monmouth Real Estate Investment Corporation and Subsidiaries as of September 30, 2007, and the related consolidated statements of income, shareholders equity, and cash flows for the year ended September 30, 2007, which appear in the September 30, 2009 annual report on Form 10-K of Monmouth Real Estate Investment Corporation and to the reference to our firm under the caption “Experts” in the respective Registration Statements.

/s/ Reznick Group, P.C.
Baltimore, Maryland

December 9, 2009